Exhibit 10.5
         March 31, 2023
To: Bar Veinstein
[ID NUMBER REDACTED]
Address: [ADDRESS REDACTED]
Employment Agreement
Dear Bar,
We are pleased to extend you this offer to be employed by Ex Libris Ltd., company number 511138026 of Technology Park, Malha, Jerusalem. This letter sets forth the terms of your employment, which, if you accept by countersigning below, will govern your employment with Ex Libris Ltd. as of May 1, 2023 (“Commencement Date”).
1.    Duties, Obligations and Consents
1.1    As of the Commencement Date you will be engaged in the position of Executive Vice President with segment operating title of President, Academia & Government on a full time basis and will report to Chief Executive Officer of Clarivate.
1.2    You will use your best endeavors to promote the interests of the Company (as defined below). You will devote all of your business and professional time, attention, energy, skill, learning and best efforts to the business and affairs of the Company. You will use your best endeavors to protect the good name of the Company and will not perform any act that may bring the Company into disrepute.
“Company” in this Employment Agreement will mean Ex Libris Ltd. and its affiliates, being persons or entities which control, are controlled by or are under common control with Ex Libris Ltd. now or in the future, including any parent, subsidiary, or any company that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganization, sale or other disposition) to any such company, Clarivate PLC (“Clarivate”), Clarivate Analytics (UK) Limited, and any other company within the Clarivate group.
1.3    In the event that you discover that you have, or might have at some point in the future, any direct or indirect personal interest in any of the Company’s business, or a conflict of interest with your employment duties and functions, you will immediately inform the Company upon such discovery.
1.4    You will not engage, directly or indirectly, in any business, professional or commercial occupation outside your employment with the Company, whether or not such occupation is rendered for any gain, without the prior written approval of the Company, and subject to the terms of such approval. The Company may cancel or change such approval at any time, in its sole and absolute discretion. Notwithstanding the foregoing, you may serve on the board of another business or organization not competing with the Company’s business subject to compliance with Company policies and prior written approval of the Company.
1.5    You will not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company.
1.6    You hereby represent that no provision of any law, regulation, agreement or other source prohibits you from entering into this Employment Agreement and fulfilling all its terms.
1.7    You hereby undertake to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Prevention of Sexual Harassment Rules (“Rules”). By signing this Employment Agreement, you confirm that you received a copy of the Rules, have read it and fully understood it.
1.8    Your normal place of work is Israel. During your employment, the Company may require you to work at such other place within Israel which the Company may reasonably require for the proper performance and exercise of your duties. You are aware of the need for frequent travel outside of Israel, and hereby agree to perform such travel overseas as may be necessary to fulfill your duties hereunder. The Company may offer to relocate you based on business requirements. If you accept the relocation offer, you will be eligible for the then current executive relocation package.
1.9    You consent, of your own free will and although not required to do so under law, that the information in this Employment Agreement and any information concerning you gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company will be entitled to transfer such information to third parties, in Israel or abroad (including to countries that have a different level of data protection than that existing in Israel). The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining your right to privacy.
1.10    All documents, manuals, hardware and software provided for your use by the Company and any data or documents (including copies) produced, maintained or stored on the Company’s Systems, remain the property of the Company. You agree that the Company may monitor your use of their Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term “Systems” includes telephone, computers, computer system, internet server, electronic database and software, whether under your direct control or otherwise.
1.11    As an Executive Officer of Clarivate, you will be subject to applicable U.S. SEC rules, including Section 16 of the Securities Exchange Act of 1934, which articulates the regulatory filing responsibilities to which certain officers are legally required to adhere. Additionally, as an Executive Officer, you will be required to comply with Clarivate’s

Share Ownership Guidelines which require you to own shares of Clarivate equal to 3 times your base salary by the end of a 5-year compliance period.
1.12    You hereby undertake to keep the contents of this Employment Agreement confidential and not to disclose the existence or contents of this Employment Agreement to any third party without the prior written consent of the Company except for your immediate family members and your personal advisors who are subject to confidentiality obligations.
2.    Salary and Benefits
2.1    Your salary and benefits will be as detailed in Appendix A to this Employment Agreement, which forms an integral part hereof.
2.2    As you are employed hereunder in a management position which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to you or to your employment with the Company. You acknowledge that the consideration set for you hereunder nevertheless includes within it consideration that would otherwise have been due to you pursuant to such law.
3.    Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking
Upon the signing of this Employment Agreement, you will sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix B, and the Company’s Confidential Information and Invention Assignment Agreement (CIIAA), which constitutes an integral part hereof. Your employment compensation has been calculated to include special consideration for your commitments under the terms of Appendix B and the CIIAA.
4.    Termination of Employment
4.1    Your employment with the Company will be for an indefinite period, until terminated by either party by a prior written notice of 3 months or such other notice period as required in accordance with the applicable law. (“Prior Notice”). During the Prior Notice period, you will continue to receive your salary and other benefits set forth in Appendix A.
4.2    During the Prior Notice period you shall work in the Company, continue to perform your position within the Company and train your successor, unless the Company instructs otherwise in writing.
4.3    Notwithstanding Section 4.1 above, the Company may, in its sole discretion:
-    Terminate your employment without Prior Notice in whole or in part, by giving you notice together with payment in lieu of all or part of the Prior Notice, as the case may be, according to law. Your employment will be deemed to have ceased on the date of the receipt of the notice from the Company; or
-    Instruct you not to attend work during the Prior Notice period or any part of it. In such case, you will continue to receive your salary and other benefits set forth in Appendix A.

4.4    Notwithstanding the above, the Company will be entitled to terminate this Employment Agreement forthwith, without Prior Notice or payment in lieu of notice or severance pay (if any), if you have committed acts that would have justified a termination for Cause (as defined in the Executive Severance Plan of Clarivate PLC and Summary Plan Description, Effective June 30, 2021).
4.5    Upon termination of this Employment Agreement or at such other time as directed by the Company, you will immediately return to the Company each and every asset (including documents and information) in your possession or control which belongs, or has been entrusted, to the Company.
Furthermore, upon termination of this Employment Agreement, or at such other time as directed by the Company, you will provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of your work.
5.    General
5.1    All of the payments and benefits provided to you under this Employment Agreement are gross amounts and will be subject to the withholding of all applicable taxes and deductions required by any applicable law.
5.2    This Employment Agreement may only be amended in writing and signed by both parties.
5.3    The Company will be entitled to set-off any amount owed to the Company by you from any source whatsoever from any amount owed by the Company to you from any source whatsoever.
5.4    This Employment Agreement is personal, and the terms and conditions of your employment will be solely as set forth herein. You will not be entitled to any payment, right or benefit which is not expressly mentioned in this Employment Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees unless required under law.
5.5    This Employment Agreement, after confirmed by you, will contain the entire understanding between the Company and yourself with respect to your employment by the Company and all prior negotiations, agreements, offer letters, commitments and understandings (whether written or oral) not expressly contained herein will be null and void in their entirety.
5.6    This Employment Agreement and your employment by the Company will be governed by and construed in accordance with the laws of Israel without regard to its conflicts of laws principles.
5.7    This Employment Agreement constitutes a form regarding Notification of Employment Conditions pursuant to the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002.

PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY BY NO LATER THAN APRIL 7, 2023.

Yours sincerely,

By: /s/    Jonathan Gear
Jonathan Gear
Chief Executive Officer
March 31, 2023
CONFIRMATION
I hereby confirm that I have read the above Employment Agreement, I understand it and agree with its contents.

Bar Veinstein	/s/ Bar Veinstein	March 31, 2023
Employee	Signature	Date

Appendix A

Salary and Benefits
1.    Salary
1.1    You will receive a gross salary equivalent to USD 600,000 annually (the “Salary”).
1.2    The Salary will be paid to you by the 9th day of the month, after deduction of applicable taxes and like payments.
2.    Vacation
2.1    You will be entitled to 24 vacation days per year.
2.2    The accrual of vacation days will be in accordance with the Company’s policy as in effect from time to time. Currently, according to the Company’s policy, vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that you use at least 7 vacation days each year and that you will not be entitled to carry over more than 10 vacation days from one calendar year to the next. Any vacation days exceeding such limit, will be cancelled by the Company and, for the avoidance of doubt, not be paid out on termination.
3.    Sick Leave
You will be entitled to sick leave according to law. However, you will be entitled to the full salary as of the first day of your absence due to sick leave. You will not be entitled to any compensation with respect to unused sick leave.
4.    Recuperation Pay
You will be paid recuperation pay as required by law.
5.    Travel Expenses
The Company will pay you travel expenses according to law. Your monthly gross salary payment includes the travel expense for your commute to you designated office location. You will abide by the Company’s policies on travel and expenses as communicated to you from time to time.
6.    Section 14 and Pension Arrangement
6.1    You will be entitled to contributions to a pension arrangement of your choice (the “Pension Arrangement”), at the following monthly rates:
(a)    The Company will contribute:
(i)    8.33% of the Salary towards the severance pay component; and

(ii)    6.5% of the Salary towards the pension component.
    In the case you are insured in a managers insurance policy or a provident fund (which is not a pension fund), the said rate will include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate will not be sufficient to insure you in disability insurance, the total rate of contributions will increase up to 7.5% of the Salary.
(b)    The Company will also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.
6.2    It is hereby agreed that the settlement regulated in the General Order as amended (attached as Appendix C) published under section 14 of the Severance Pay Law 1963 will apply. The Company’s contributions to your Pension Arrangement will therefore constitute your entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which you otherwise may have become entitled at law.
6.3    The Company waives all rights to have its payments refunded, unless your right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that you withdraw monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.
7.    Contractual Severance Pay
7.1    You will be eligible to receive contractual severance pay in accordance with and subject to the terms of the then current Executive Severance Plan, less amounts accrued in the severance component of the Pension Arrangement.
7.2    If your employment is terminated without Cause (as defined in the Executive Severance Plan of Clarivate PLC and Summary Plan Description, Effective June 30, 2021 (the “Executive Severance Plan”)) or you terminate your employment with Good Reason, in each case during the twelve month period immediately following a Change in Control (as defined in the Executive Severance Plan) and there is no then-current Executive Severance Plan, the Company shall provide contractual severance benefits to you on the following guidelines, less amounts accrued in the severance component of the Pension Arrangement:
7.2.1    A cash amount equal to:
(a)    Twenty-four (24) months of Salary; plus
(b)    an amount reflecting twenty-four (24) months of bonus target under the Annual Incentive Plan assuming the target bonus had been met at 100% for a full twenty-four (24) month period, with such amount to be calculated based on your Salary as of the termination of employment.

7.2.2    Equity and Equity-Based Awards. Any unvested outstanding awards of the Restricted Stock Units or Performance Share Unites under the Equity Plan shall be eligible for treatment in accordance with the terms of the Equity Plan and any underlying award and/or grant agreement(s).
7.3    Capitalized terms in this Section 7 that are not otherwise defined in this Agreement shall have the meaning given to them in the Executive Severance Plan. “Good Reason” means the occurrence, without your express written consent, of any of the following circumstances: (i) a material diminution in your title, authorities, duties or responsibilities, (ii) a reduction in your annual base salary or AIP opportunity, or (iii) a material breach by the Company of any provision of this Employment Agreement or (iv) required relocation of your principal place of employment to any Company office without your consent; provided that, to terminate your employment with Good Reason, you must provide the Company with written notice of the applicable grounds giving rise to Good Reason within 90 days after you first learn of them, the Company will have a period of 30 days in which to cure such grounds, and your resignation with Good Reason will take effect upon the expiration of such cure period solely if the Company has failed to substantially cure such grounds.
7.4    Payment of contractual severance and any other benefits described in this Section 7 is contingent upon you entering into a separation and general release agreement, the complete terms of which will be provided to you closer to any potential termination date.
8.    Further Education Fund (“Keren Hishtalmut” in Hebrew)
The Company will make monthly Further Education Fund contributions as follows: 7.5% of Salary paid by the Company on its account and 2.5% of Salary to be deducted by the Company from such Salary to be paid on your account, in each case up to the ceiling recognized by the income tax authorities from time to time, but not otherwise. You will bear any and all taxes applicable in connection with amounts payable by you and/or Company to the said Further Education Fund.
9.    Annual Bonus
9.1    You will be eligible to participate in Clarivate’s Annual Incentive Plan (“AIP”) with the opportunity to earn an annual bonus with a target of 100% of your annual Salary (“Bonus”). The terms and conditions of the Bonus will be set out in the AIP as in effect from time to time. The Bonus, if you are entitled to receive it, will be paid (if any) at such time as customary in the Company. For the 2023 plan year, your Bonus will not be prorated; you shall be eligible for a full year’s Bonus and eligible earnings will be calculated for the period from January 1, 2023 through December 31, 2023.
9.2    In order to be eligible for the Bonus, you must be employed by the Company at the date of payment, and not under Prior Notice for termination for Cause (as defined in the Executive Severance Plan of Clarivate PLC and Summary Plan Description, Effective June 30, 2021) by the Company.
9.3    The calculation and interpretation of any Bonus payable to you, the decision to award any Bonus, and date of payment thereof, in each case, in any given year, will be determined by the Company’s Human Resource Compensation Committee, at the sole discretion of the committee and its decision will be final, and will not be subject to review or appeal.
9.4    Where any Bonus is being a conditional payment, it will not constitute a salary component for any purpose, including for the purpose of calculating any social and fringe benefits.
10.    Annual Equity Program
10.1    You will be eligible to participate in the annual equity program according to the award design and levels approved by the Human Resources and Compensation Committee of the Board of Directors (the HRCC) at the time of the grant. Any share units granted to you will be subject to the terms and conditions of the 2019 Clarivate Incentive Award Plan (or its successor plan) (the “Plan”), the grant agreement which will be provided to you as soon as administratively practical after any grant is approved, and the terms of any grant notice. From time to time, as business conditions dictate, Clarivate may revise eligibility and the types of equity provided in the annual equity program. Any future grants or awards under the Plan are made entirely at the discretion of Clarivate and approval from the HRCC.
10.2    You will receive an initial 2023 grant with an aggregate grant date target value of USD 2,000,000, with award mix of 50% in Restricted Share Units (RSUs) and 50% in Performance-Based Restricted Share Units (PSUs), and granted within 15 days of your Commencement Date.
10.3    The 2024 annual award equity grant will have target value of at least USD 2,000,000 for your role as the Executive Vice President and the President of the Academia & Government segment as recommended by management and subject to approval of the HRCC of the Board of Directors in its discretion.
10.4    You will receive a one-time sign-on award of RSUs with an aggregate grant date target value of USD 6,000,000 (the “Sign-On Award”) to be granted within 15 days of your Commencement Date. RSUs will vest over three years: 40% on each of the first and second anniversaries of your Commencement Date, and 20% on the third anniversary of your Commencement Date. In the event your employment is terminated without Cause, any unvested outstanding awards of RSUs under the Sign-On Award, shall be immediately vested and released. In the event your employment is terminated for Cause within one year after full vesting of the Sign-On Award, you agree to pay Clarivate in cash the after-tax value of any portion of the Sign-On Award that has vested as of your termination date.

Appendix B
Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking
I, Bar Veinstein, am employed by Ex Libris Ltd. (“Company”) pursuant to an employment agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix B (“Employment Agreement”).
I acknowledge that in the course of my employment with the Company I will become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).
1.    Confidential Information and Confidentiality
1.1    I am aware that I have been and will continue to be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Employment Agreement, other than the terms of this Undertaking (“Confidential Information”). For the purposes of this agreement, Confidential Information includes but is not limited to:
1.1.1    Technical information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as manufacturing and/or research processes or strategies; computer product, process and/or devices; software product; and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items;
1.1.2    Business information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as information relating to the Group’s employees (including information related to performance, skillsets, and compensation); actual and anticipated relationships between the Company and/or the Group and other companies; financial information; information relating to customer or vendor relationships; product pricing, customer lists, customer preferences, financial information, credit information; and similar items; and
1.1.3    Information relating to future plans of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.
1.2    During the term of my employment with the Company and at all times thereafter I have kept and will continue to keep confidential, and will not except in the proper performance of my employment duties use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the

Company. The foregoing does not apply to information that I can provide evidence that is already in the public domain through no fault of my own, or to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure will be limited to the extent expressly required.
1.3    Without derogating from the generality of the foregoing, I confirm that:
1.3.1    Except in the proper performance of my employment duties, I have not and will not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Board.
1.3.2    I have and will continue to exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.
1.3.3    Upon termination of my employment, or at the earlier request of my direct manager I will deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or came to my possession howsoever, and I will not retain copies thereof in whatever form.
2.    Non-Competition and Non-Solicitation
I hereby covenant that throughout the term of my employment with the Company and for a period of twelve (12) months thereafter:
2.1    I will not, directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business anywhere in the world which competes with or proposes to complete with the Group, including, without limitation, in any activity in the field of academia and/or government information services sector or other competitors of the Group.
2.2    I will not, whether directly or indirectly, in any way canvass, solicit, or endeavor to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during my employment was or is:
(a)    a supplier to, investor, customer, partner, joint venturer or licensor of the Group or other commercial contractor of whatever nature;
(b)    in the habit of dealing with the Group;
(c)    an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or
(d)    negotiating or discussing becoming any of the above.

2.3    Otherwise interfere with the relationship between any of the persons or entities listed in Section 2.2 and the Group (including by assisting another to interfere in such relationship).
2.4    I acknowledge that my obligations under this Section 2 are reasonable in light of my position and duties within the Company, the nature of the Group’s business, and the fact that the compensation to which I am entitled under the Employment Agreement has been calculated to include special consideration for my undertakings in this Section 2.
3.    Intellectual Property
3.1    I will promptly disclose to the Company all Intellectual Property which I have or which I may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with my employment with the Company and/or which use Confidential Information or other Group property (“Inventions”). For the purposes of this Agreement, “Intellectual Property” will include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the “Patent Law”)), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.
3.2    I further confirm that all Inventions, and any and all rights, interests and title therein, will be the exclusive property of the Company and I will not be entitled to, and I hereby waive now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith. This clause constitutes an express waiver of any rights I may have under Section 134 of the Patent Law.
3.3    Without derogating from the Group’s rights under this Undertaking or any law, I agree to assign and hereby automatically assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, on a worldwide basis, and I acknowledge now and in the future the Company’s full and exclusive ownership in all such Inventions. I will, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.
4.    No Conflicting Obligations
I will not, at any time during the term of the Employment Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party, without their prior written consent.
I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.
5.    General
5.1    I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group will hold me liable.
5.2    The terms of this Undertaking will be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) will not affect the enforceability of any other part of this Undertaking.
5.3    My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.
5.4    My undertakings hereunder will be applicable to me during the term of my employment with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above will be for the period specified in such Section.
5.5    This Undertaking will be governed by and construed in accordance with the laws of Israel.

Bar Veinstein	/s/ Bar Veinstein	March 31, 2023
Employee	Signature	Date
Ex Libris Ltd. hereby agrees to and accepts the assignment of all rights in the Inventions.

Ex Libris Ltd.	Date
By:
Title:
[Signature Page to Confidentiality, Non-Competition,
Non-Solicitation, and Assignment of Inventions Undertaking]

Appendix C
General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay
Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:
(1)    Employer Payments –
(A)    for Pension Funds are not less than 14.33% of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.
(B)    to the Insurance Fund are not less than one of the following:
(1)    13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).
(2)    11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.
(2)    A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –
(A)    the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;
(B)    an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the

Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.
(3)    This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.